Exhibit 10.7

KemPharm, Inc.

Amended and Restated

Employment Agreement

This Amended and Restated Employment Agreement (“Agreement”) is made and entered into effective as of June 25, 2015, by and between KemPharm, Inc., a Delaware corporation (the “Company”) and R. LaDuane Clifton (“Executive”) (each being a “Party” hereto and together constituting the “Parties”).

Whereas, the Parties previously entered into that certain Employment Agreement, dated as of April 1, 2015 (the “Previous Agreement”), pursuant to which the Executive was employed as the Company’s Vice President of Finance and Corporate Controller; and

Whereas, the Parties desire to amend and restate the Previous Agreement in its entirety in order to employ Executive as the Company’s Chief Financial Officer (“CFO”) in such capacity and under the terms and conditions set forth below.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.Employment.

A.Employment.  Company hereby desires to employ Executive and Executive hereby accepts such employment with Company as CFO or in such other capacities as Company shall reasonably determine from time to time, upon the terms and conditions set forth in this Agreement.

B.Effective Date and Term.  Company’s continued employment of Executive under this Agreement shall commence effective as of the date hereof (the “Effective Date”), and continue until the Date of Termination (defined in Section 4(A)) (hereinafter such period of time from the commencement until termination of employment shall be referred to as the “Employment Term”). As of the Effective Date, the Executive shall no longer serve as the Vice President of Finance and Corporate Controller of the Company. Additionally, upon the Effective Date the Executive shall be the Company’s “principal financial officer” and “principal accounting officer” for purposes of the Company’s reports under the Securities Exchange Act of 1934, as amended.

C.Duties of Executive.  During the Employment Term, all of the following shall apply:  Executive shall carry out, perform and comply with such reasonable and lawful orders, directions, and written rules and policies (including those rules and policies memorialized in meeting minutes) as are assigned or set by Company’s Chief Executive Officer (the “CEO”) from time to time.  Executive shall report to, receive directions from and be reviewed by the CFO.  Executive’s duties shall include the duties and responsibilities commonly associated with a CFO of a company similar to Company.  Subject to the limitations of Section 4(E)(3)(iv), the CEO retains the right to modify Executive’s job title and responsibilities pursuant to the legitimate business needs of Company.

D.Duty of Loyalty.  During the Employment Term, Executive shall not, without the prior written consent of the CEO, accept other employment or render or perform other services for compensation.  Executive shall devote Executive’s full business time and attention and Executive’s best efforts to the faithful performance of Executive’s duties as an executive officer and employee of Company.  Executive’s expenditure of reasonable amounts of time for teaching, personal business, or on behalf of charitable or professional organizations shall not be deemed a breach of this Agreement, provided such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder.

E.Place of Performance.  Executive’s principal place of employment during the Employment Term will be at the Company’s offices in the Orlando, FL area.  Notwithstanding the foregoing, Executive understands and agrees that Executive’s presence may be required at other Company worksites, or Executive may be required to travel for business, in each case, in accordance with Executive’s duties and responsibilities under this Agreement, as business needs require or may change over time and as reasonably requested by the CEO.

2.Compensation and Benefits. In consideration of the services to be rendered by Executive pursuant to this Agreement, as well as Executive’s covenants set forth in this Agreement, Company shall pay to Executive the following compensation, which shall be the entire and exclusive compensation for all of Executive’s services rendered and other obligations taken on Company’s behalf:

A.Annual Base Salary.  During the Employment Term, Company shall pay to Executive an annualized base salary of $260,000 (the “Base Salary”).  For calendar years in which Executive is employed for less than the full year, the Base Salary shall be prorated and accrue on a per diem basis for only those days on which Executive was employed during the Employment Term.  The Base Salary will be paid by Company in equal installments according to Company’s customary payroll practices, but in any event not less frequently than monthly, and shall be subject to all mandatory and voluntary payroll deductions.  Executive’s Base Salary shall be reviewed periodically by the Company’s Board of Directors (“Board of Directors”) or the Compensation Committee of the Board of Directors (the “Compensation Committee”) if so designated and may be appropriately increased from time to time in the sole discretion of Board of Directors or the Compensation Committee, as applicable.

B.Incentive Compensation.  During the Employment Term, Executive shall be entitled to participate in all short-term and long-term incentive programs established by Company, at such levels as the Board of Directors or Compensation Committee determines.  Executive’s annual short-term incentive opportunity target shall be no less than 35% of the Base Salary, as such percentage may be increased from time to time (the “Target Annual Bonus”).  The actual amount of such annual incentive compensation shall be determined in accordance with the applicable plans based on achievement of individual and Company performance objectives established in advance by the Board of Directors or the Compensation Committee, taking into account input from the CEO, and such actual annual short term incentive compensation amount may be more or less than the target amount.  No minimum incentive is guaranteed.

C.Equity Compensation.  Upon the terms and conditions set forth in the following subsection, Company shall grant to Executive an option to purchase shares of Company’s common stock (“Common Stock”) pursuant to and in accordance with the terms and conditions of Company's 2014 Equity Incentive Plan, or a successor plan (the “Plan”) and Company’s form of option or stock grant agreement, as applicable.  On or after the Effective Date, Company shall grant Executive stock options to purchase 45,000 shares of Common Stock (the “Option”).  The Option shall have an exercise price equal to the fair market value of the Common Stock as of the grant date of the Option.  The Option shall vest in equal shares over a four-year period commencing from the date of grant and, with 25% of the options vesting on the one-year anniversary of the Effective Date, and then the remainder of unvested options vesting on an annual basis thereafter until such time that all such shares are fully vested and exercisable, provided, that in the event that the Company terminates Executive’s employment without Cause (as defined below) or Executive terminates his employment for Good Reason (as defined below) three (3) months prior to or within twelve (12) months following a Change in Control (as defined in the Plan), then the Option shall become fully vested and immediately exercisable as of such date.

E.Retirement, Welfare and Other Benefit Plans and Programs.  During the Employment Term, Executive shall be entitled to participate in the employee retirement and welfare benefit plans and programs made available to Company’s other senior level executives as a group, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans, including but not limited to, life, health and disability plans, and a 401(k) retirement plan and similar or other plans.  During the Employment Term, Executive shall be eligible for vacation, sick leave and holidays in accordance with Company’s vacation, sick and holiday and other pay for time not worked policies.  Nothing in this Agreement or otherwise shall prevent Company from amending or terminating after the Effective Date any retirement, welfare or other employee benefit plans, programs, policies or perquisites from time to time as Company deems appropriate, and Executive’s participation in any such plan, program, policy and perquisite shall be subject to the terms, provisions, rules and regulations thereof.

F.Reimbursement of Expenses.  During the Employment Term, Company shall reimburse Executive for all reasonable and necessary business expenses that Executive incurs while performing Executive’s duties under this Agreement in accordance with Company’s general policies of expense reimbursement in effect from time to time.

3.Company Policies and Procedures. Executive agrees to observe and comply with the reasonable and lawful policies and procedures of Company as adopted by the Board of Directors in writing or reflected in the formal minutes of the Board of Directors or committee thereof, respecting performance of Executive’s duties and to carry out and to perform the reasonable and lawful orders and directions stated by Company to Executive, from time to time, either orally or in writing.

4.Termination.

A.Notice of Termination and Date of Termination.  Each Party must give written notice to the other of the intent to terminate this Agreement and Executive’s employment hereunder (“Notice of Termination”). The Notice of Termination must specify a date of termination of employment, which shall incorporate any period of notice required by this Section 4 (“Date of Termination”).  Executive may terminate Executive’s employment at any time by giving the Company Notice of Termination at least 30 days prior to the Date of Termination designated by Executive. Company may terminate Executive’s employment at any time by giving Executive a Notice of Termination at least 30 days prior to the Date of Termination designated by the Company.

B.Executive’s Death or Total Disability.  Executive’s employment under this Agreement shall terminate upon the date of Executive’s death.  Additionally, if, during the Employment Term, Executive suffers a Total Disability (as defined below), then Company may terminate Executive’s employment under this Agreement by giving Executive a Notice of Termination specifying the Date of Termination.  Upon such termination due to death or Total Disability, Company shall pay to Executive or Executive’s estate (i) any Base Salary that has fully accrued but not been paid as of the effective date of such termination, as well as any vested and accrued employment benefits subject to the terms of any applicable employment benefit arrangements and applicable law (“Accrued Benefits”) and (ii) a prorated bonus for the year in which Executive’s death or Disability occurs, which bonus shall be calculated and paid in the same manner as set forth below in Section 4(E)(1)(b).  All other rights and benefits of Executive and Executive’s dependents hereunder shall terminate upon such termination, except for any right to the continuation of benefits otherwise provided by law.  Executive shall be deemed to have suffered a “Total Disability” if (a) Executive is granted long-term disability benefits under Company’s long-term disability plan or (b) Executive becomes physically or mentally disabled so that Executive is unable to perform the essential functions of Executive’s job, with or without reasonable accommodation in accordance with the Americans with Disabilities Act and its amendments, for a period of 180 consecutive days.

C.By Company with Cause.  Company may terminate with Cause (as defined in Section 4(E)(3)(i)) Executive’s employment hereunder at any time.  In order to terminate Executive’s employment hereunder with Cause, Company must give Notice of Termination to Executive specifying the Cause and the Date of Termination (as defined in Section 4(A)).  Upon termination with Cause, Company shall pay to Executive all Accrued Benefits.  All other rights and benefits of Executive hereunder shall terminate upon such termination, except for any right to the continuation of benefits otherwise provided by law.

D.By Executive without Good Reason or by Mutual Agreement. Executive may terminate Executive’s employment without Good Reason (as defined in Section 4(E)(3)(iv) at any time by giving Company Notice of Termination at least 30 days prior to the Date of Termination designated by Executive.  In addition, this Agreement may be terminated at any time by written mutual agreement of the Parties with or without notice.  Upon termination of Executive’s employment by Executive without Good Reason or termination by mutual agreement of the parties, Company shall pay to Executive all Accrued Benefits.  All other rights and benefits of Executive hereunder shall terminate upon such termination, except for any right to the continuation of benefits otherwise provided by law.

E.Without Cause by Company or For Good Reason by Executive.  Company may terminate Executive’s employment at any time without Cause by giving Executive a Notice of Termination at least one (1) day prior to the Date of Termination, and Executive may terminate Executive’s employment for Good Reason by giving Company a Notice of Termination in accordance with Section 4(A).  Upon termination of Executive’s employment without Cause by Company or for Good Reason by Executive, Company will pay Executive (1) all Accrued Benefits and (2) the severance compensation payable under Section 4(E)(1) hereof, to the extent applicable.  All other rights and benefits of Executive hereunder shall terminate upon such termination, except for any right to the continuation of benefits otherwise provided by law.

(1)In the event that Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, and contingent upon the Executive’s execution of a release of claims in the form attached hereto as Exhibit B, then Company shall pay to Executive as severance compensation, the following:

(a)Executive’s Base Salary (at the rate payable at the time of such termination) for a period of twelve (12) months following the Date of Termination.  Such severance compensation shall be paid by Company in equal installments according to Company’s customary payroll practices, with the first payment made on the first regularly scheduled pay day immediately following the effective date of termination, but in any event payments shall be made not less frequently than monthly; provided, however, that (a) Company shall pay such severance in a lump sum on the first regularly scheduled pay day immediately following the effective date of termination if such termination of employment occurs upon or within one (1) year following a Sale, and the Sale constitutes a “change in control event” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent required to comply with Section 409A of the Code; and (b) notwithstanding the preceding clause (a), if the Sale is not a “change in control event” as defined under Section 409A of the Code and penalty taxes may result under Section 409A if such severance compensation is paid in a lump sum, then the severance compensation will be paid in equal installments according to Company’s customary payroll practices, with the first payment made on the first regularly scheduled pay day immediately following the effective date of termination, but in any event payments shall be made not less frequently than monthly.

(b)To the extent Executive has an annual incentive compensation award for the year of termination in which the Date of Termination occurs, Executive shall receive a pro rata Target Annual Bonus award payment for the year in which the Date of Termination occurs (measured at the target level, identified “goal” target or other similar target, without taking into account any incentive override for above goal performance, or any project-specific or other non-standard incentives), which shall be paid on the first regularly scheduled pay day immediately following the Date of Termination.  The pro rata amount shall be determined as the Target Annual Bonus in effect for the year in which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days in which Executive was employed by Company during the year in which the Date of Termination occurs, including the Date of Termination, and the denominator of which is 365.

(c)During the 12 month period following the Date of Termination, if Executive timely elects continued coverage under Section 4980B of the Code (“COBRA”), Company will reimburse Executive for the monthly COBRA cost of continued health coverage under the health plans of Company paid by Executive for Executive, and, if applicable, Executive’s spouse and dependents, less the amount that Executive would be required to contribute for health coverage if Executive were an active employee of Company; provided that such reimbursements shall not continue beyond the first to occur of (x) the date on which Executive fails to pay the COBRA cost of continuation coverage under the health plans of Company and (y) the date on which Executive is eligible for substantially similar coverage from a subsequent employer.  These reimbursements will commence on the first regularly scheduled pay day immediately following the Date of Termination and will be paid on the first regularly scheduled pay day of each month, provided that Executive demonstrates proof of payment of the applicable premiums prior to the applicable reimbursement payment date.

(d)The vesting of each outstanding equity award granted to Executive will accelerate so that such awards will be fully vested as of the Date of Termination. If any equity awards vest based on the attainment of performance goals, the performance goals will be deemed to have met as of the Date of Termination, unless such greater amount of vesting is provided for in the applicable award agreements.

(2)Payment of the severance compensation shall be subject to all mandatory and voluntary payroll deductions.  In the event that Executive materially breaches any of his post-employment covenants or obligations set forth in this Agreement and fails to cure such breach within fifteen (15) calendar days following receipt from Company of notice to cure such breach, then the payment of severance compensation pursuant to this section shall terminate immediately and permanently.  During the period that Executive is paid the foregoing severance compensation, Executive shall not further accrue any other benefits under any benefit plans of which Executive was a participant while employed by Company, except as otherwise required by applicable federal or state law, by the express terms of this Agreement, or by the express terms of such benefit plans.

(3)For purposes of this Agreement:

(i)Executive’s employment will be deemed to have been terminated by Company “with Cause” if the termination arises from or relates to a determination by the Board of Directors that (a) Executive performed an act or acts of willful and material malfeasance or misconduct with respect to the performance of Executive’s duties and responsibilities as an employee and executive officer of Company or under this Agreement that results in material harm to Company that remains uncorrected for fifteen (15) days after receipt of written notice by Company to Executive; or (b) except as otherwise provided in Section 1(D), Executive’s continued failure to devote his full business time and attention and his best efforts to the faithful performance of his material duties and responsibilities (other than a failure resulting from Executive becoming disabled) that remains uncorrected for fifteen (15) days after receipt of written notice by Company to Executive; or (c) Executive’s material breach of any material provision of this Agreement that remains uncorrected for fifteen (15) days after receipt of written notice by Company to Executive; or (d) Executive commits an act of fraud, embezzlement, misappropriation, or personal dishonesty against Company (which, if proven, would constitute a felony); or (e) the conviction, or plea of nolo contendere, of Executive to a crime constituting a felony.

(ii)Executive’s employment shall be deemed to have been terminated by Company “without Cause” if such termination does not arise from or relate to any of acts or omissions constituting “Cause” as set forth in clauses (a) through (e) of the immediately preceding subsection, and such termination is not the result of Executive’s death or Executive suffering a Total Disability.

(iii)Executive shall be deemed to have suffered a “Total Disability” if (a) Executive is granted long-term disability benefits or (b) Executive becomes physically or mentally disabled so that Executive is unable to perform the essential functions of Executive’s job, with or without reasonable accommodation in accordance with the Americans with Disabilities Act and its amendments, for a period of one hundred eighty (180) consecutive days.

(iv)Executive shall be deemed to have terminated his employment for “Good Reason” if Executive terminates his employment on account of the occurrence of one or more of the following without Executive’s consent:

(a)A material diminution by Company of Executive’s authority, duties or responsibilities the duration of which is greater than fifteen (15) days and which is not the result of Executive’s acts or omissions which constitute “Cause” as set forth in clauses (a) through (e) of subsection 4(E)(3)(i);

(b)A material change in the geographic location at which Executive must perform services under this Agreement (which, for purposes of this Agreement, means the requirement that Executive work from at a location more than fifty (50) miles from the location at which Executive performs services immediately prior to the relocation);

(c)A material diminution in the Executive’s Base Salary which is not the result of Executive’s acts or omissions which constitute “Cause” as set forth in clauses (a) through (e) of subsection 4(E)(3)(i); or

(d)Any action or inaction that constitutes a material breach by Company of this Agreement, including the failure of Company to pay any amounts due under Section 2 or the failure of Company to obtain from its successors the express assumption and agreement required under Section 16(A).

Executive must provide Notice of Termination (as defined below) for Good Reason to Company within sixty (60) days after the event constituting Good Reason.  Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in Executive’s Notice of Termination.  If Company does not correct the act or failure to act, then, in order for the termination to be considered a Good Reason termination, Executive must terminate his or her employment for Good Reason by giving Notice of Termination with a Date of Termination designated by Executive which is at least thirty (30) days after the date on which the Notice of Termination is given but not more than ninety (90) days after the end of the cure period.

(4)In the event Company terminates Executive’s employment with Cause, Executive voluntarily terminates his employment with Company other than for Good Reason, or such employment is terminated by mutual agreement or as the result of Executive’s death or Total Disability, Executive shall not be entitled to payment of any severance compensation under this Agreement.

D.Cooperation after Notice of Termination. Following any Notice of Termination by either Company or Executive, Executive, if requested by Company, shall reasonably cooperate with Company in all matters relating to the winding up of Executive’s pending work on behalf of Company and the orderly transfer of any such pending work to other employees of Company as may be reasonably designated by Company following the Notice of Termination.  Executive shall not receive any additional compensation during the Employment Term, other than Executive’s Base Salary, for any services that Executive renders as provided in this Section 4(D),  provided that, if Executive is not receiving any severance compensation pursuant to Section 4(C)(1), for each day that Executive performs services under this Section 4(D) after the Employment Term, Executive shall be reimbursed for his reasonable out-of-pocket expenses and Company shall pay Executive a per diem cash amount equal to 130% of Executive’s Base Salary rate on the Date of Termination.

E.Surrender of Records and Property.  Upon termination of employment, Executive shall promptly turn-over or deliver to Company at Company’s expense all property of Company in Executive’s possession, custody, or control, including without limitation thereto: records (paper and electronic), files (paper and electronic), documents (paper and electronic), electronic mail (e-mail) on Company accounts, letters, financial information, memorandum, notes, notebooks, contracts, project manuals, specifications, reports, data, tables, calculations, data, electronic information, and computer disks, in all cases whether or not such property constitutes Confidential Information (as defined below), and all copies thereof; all keys to motor vehicles, offices or other property of Company; and all computers, cellular phones and other property of Company. If any of the foregoing property of Company is electronically stored on a computer or other storage medium owned by Executive or a friend, family member or agent of Executive, such information shall be copied onto a computer disk to be delivered to Company together with a written statement of Executive that the information has been deleted from such person’s computer or other storage medium.

5.Section 280G of the Code.

A.The following terms shall have the meanings set forth below for purposes of this Section 5:

(1)“Accounting Firm” means a certified public accounting firm chosen by the Company.

(2)“After-Tax” means after taking into account all applicable Taxes and Excise Tax.

(3)“Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(4)“Safe Harbor Amount” means 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(5)“Taxes” means all federal, state, local and foreign income, excise, social security and other taxes, other than the Excise Tax, and any associated interest and penalties.

B.If any Payment due to Executive is subject to the Excise Tax, then such Payment shall be adjusted, if necessary, to equal the greater of (x) the Safe Harbor Amount or (y) the Payment, whichever results in such Executive’s receipt, After-Tax, of the greatest amount of the Payment. The reduction of Executive’s Payments pursuant to this Section 5(B), if applicable, shall be made by first reducing the acceleration of Executive’s stock option vesting (if any), the acceleration of the vesting of Executive’s other equity securities (if any), and then by reducing any cash payments owed to the Executive, in that order.

C.All determinations required to be made under this Section 5, including whether and in what manner any Payments are to be reduced pursuant to the second sentence of Section 5(B), and the assumptions to be utilized in arriving at such determinations, shall be made by the Accounting Firm, and shall be binding upon the Company and Executive, except to the extent the Internal Revenue Service or a court of competent jurisdiction makes an inconsistent final and binding determination. The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days after receiving notice from Executive that there has been a Payment or such earlier time as may be requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

6.Intellectual Property.

A.Work Product.  During the Employment Term, Executive will be expected to perform duties which may lead to and include the discovery, creation, development, or expression of inventions, discoveries, developments, modifications, procedures, ideas, innovations, systems, programs, know-how, literary properties, chemical or biological data, computer software, improvements, processes, methods, formulas, systems, creative works and techniques (collectively, hereinafter “Work Product”).

B.Assignment.  Executive hereby assigns and transfers to Company, and agrees that Company shall be the sole owner of all Work Product conceived, developed or made by Executive (alone or with others), whether during working hours or at any other time, in whole or in part during Executive’s employment with Company (including prior to,  during and after the Employment Term), whether at the request or upon the suggestion of Company or otherwise, which are useful in, or directly or indirectly related to Company’s business or any contemplated business of Company or which relate to, or are conceived, developed, or made in the course of, Executive’s employment or which are developed or made from, or by reason of knowledge gained from, such employment.

C.Work for Hire.  Executive hereby agrees that all work or other material containing or reflecting any Work Product shall be deemed a work made for hire under the U.S. Copyright Act.  To the extent any such Work Product is determined that it is not a work made for hire, Executive hereby assigns to Company all of Executive’s right, title and interest, including all rights of copyright, patent, trade secret and other intellectual property rights, in, to and under the Work Product.

D.Continuing Obligations.  Executive agrees to disclose promptly all Work Product conceived or made by Executive (alone or with others) to which Company is entitled to as provided herein, and agrees not to disclose such Work Product to others except as required by law or as is reasonably necessary or appropriate in connection with the performance of Executive’s duties as an employee and officer of Company, without the express written consent of Company.  Executive further agrees that during the Employment Term and at any time thereafter, Executive will, upon request by Company, provide all assistance reasonably required to protect, perfect and use the Work Product, including execution of proper assignments to Company of any and all such Work Product to which Company is entitled, execution of all papers and performance all other lawful acts which Company may deem necessary or advisable for the preparation, prosecution, procurement and maintenance of trademarks, copyrights and or patent applications, and execution of any and all proper documents as shall be required or necessary to vest title in Company to such Work Product.  It is understood that all expenses in connection with such trademarks, copyrights or patents, and all applications related thereto, shall be borne by Company, however Company is under no obligation to protect such Work Product, except at its own discretion and to such extent as Company shall deem desirable.  Executive shall not receive any additional compensation during the Employment Term, other than Executive’s Base Salary, for any services that Executive renders as herein provided.  For each day that Executive performs services under this Section 6(D) after the Employment Term, Executive shall be reimbursed for his reasonable out-of-pocket expenses and Company shall pay Executive a per diem cash amount equal to 130% of Executive’s Base Salary rate on the Date of Termination.

7.Intellectual Property.

A.Confidential Information.  The term “Confidential Information” means all information related to Company’s business, which exists or is developed at any time while Executive is an employee, officer and/or director of Company (including prior to,  during and after the Employment Term), including without limitation: (i) strategic and development plans, financial information, equity investors, business plans, co-developer identities, business relationships, business records, project records, market reports, information relating to processes and techniques, technology, research, data, development, trade secrets, know-how, discoveries, ideas, concepts, specifications, diagrams, inventions, technical and statistical data, designs, drawings, models, flow charts, engineering, products, invention disclosures, patent applications, chemical and molecular structures, synthetic pathways, biological data, safety data, clinical data, developmental data, development route, manufacturing processes, synthetic techniques, analytical data, Work Product, and any and all other proprietary and sensitive information, disclosed or learned, whether oral, written, graphic or machine-readable, whether or not marked confidential or proprietary, whether or not patentable, whether or not copyrightable, including the manner and results in which any such Confidential Information may be combined with other information or synthesized or used by Company, which could prove beneficial in enabling a competitor to compete with Company; or (ii) information that satisfies the definition of a “trade secret” as that term is defined in the Iowa Uniform Trade Secrets Act, IA Code Chpt. 550, as amended from time to time; provided, however, that information that is in the public domain (other than as a result of a breach by Executive of this Section 7), approved for release by Company, or lawfully obtained from a third party who is not known by Executive (after Executive’s reasonable inquiry) to be bound by a confidentiality agreement with Company is not Confidential Information.

B.Acknowledgements.  Executive acknowledges and agrees that: (1) Executive’s position with Company is one of high trust and confidence, (2) the Confidential Information constitutes a valuable, special and unique asset which Company uses to obtain a competitive advantage over its competitors, (3) Executive’s protection of such Confidential Information against unauthorized use or disclosure is critically important to Company in maintaining its competitive advantage, (4) all Confidential Information is the property of Company, and (5) Executive shall acquire no right, title or interest in, to or under any such Confidential Information.

C.Nondisclosure.  Executive promises that, unless legally compelled to do so, Executive will never (before, during or after the Employment Term): (1) disclose any Confidential Information to any person other than (i) an officer or director of Company; or (ii) any other person who is bound by nondisclosure restrictive covenants to Company and to whom disclosure of such Confidential Information is reasonably necessary or appropriate in connection with performance by Executive of Executive’s duties as an employee and officer of Company; or (2) use any Confidential Information except to the extent it is reasonably necessary or appropriate in connection with performance by Executive of Executive’s duties as an employee and officer of Company.  Executive promises to take all reasonable precautions to prevent the inadvertent or accidental disclosure or misuse of any Confidential Information.  In the event Executive receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena or order issued by a court or governmental body, Executive promises, to the extent permissible by law, to (a) notify Company immediately of the existence, terms and circumstances surrounding such request, (b) consult with Company on the advisability of taking legally available steps to resist or narrow such request, (c) if disclosure is required, furnish only such portion of the Confidential Information as Executive is legally compelled to disclose; and (e) exercise Executive’s best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

8.Noncompetition.

A.Restricted Period.  As used in this Agreement, the term “Restricted Period” means throughout the Employment Term and continuing until the end of the twelve month period following the date on which Executive's employment with Company is terminated for any reason (whether voluntary or involuntary).

B.Prohibition on Competition.  Executive hereby covenants and agrees that, until the expiration of the Restricted Period, except for any activity identified on Exhibit A, Executive will not serve as an officer, director, employee, independent contractor, consultant or agent of, or have any ownership interest in, any business entity which engages in any activities anywhere in the world that are materially similar to or competitive with Company’s pharmaceutical prodrug development and Commercialization (as defined below) activities in the fields of (i) opioid products for the treatment of pain, (ii) stimulant products for the treatment of ADHD, and/or (iii) such other products which Company is actively and demonstrably developing and/or Commercializing at the time Executive’s employment is terminated.  If a court of competent jurisdiction finds this non-competition provision invalid or unenforceable due to unreasonableness in time, geographic scope, or scope of Company’s business, then Executive agrees that such court shall interpret and enforce this provision to the maximum extent that such court deems reasonable.  For purposes of this Agreement, “Commercialize” or “Commercialization” means the sales and marketing phase with regard to a specific drug candidate in a specific country or region following the regulatory approval of said drug candidate in the applicable country or region.

C.Exceptions.  Executive’s ownership of less than 5% of the stock of a company that is competitive with the activities of Company as described in Section 8(B) and listed on a national securities exchange shall not be deemed to violate the prohibitions of Section 8(B).  Also, Executive shall not be considered to have violated Section 8(B) with respect to the purchasing entity if there is a Sale and Executive becomes an employee, officer, director or shareholder of the purchasing entity.   The term “Sale” means the sale of more than 50% of the equity of Company, a merger of Company with an entity the equity of which after the merger the stockholders of Company immediately prior to such merger own less than 50%, or the sale of all or substantially all of the assets of Company, in any case to a person or entity not affiliated with Company.  Neither a recapitalization nor change of form of Company shall be considered a Sale.  Additionally, a “Sale” shall not be deemed to have occurred as a result of a lender exercising any of its remedies in connection with the occurrence or continuation of an event of default under that certain Facility Agreement, to be dated as of or around May 30, 2014, by and between Company and Deerfield Private Design Fund III, L.P.

9.Nonsolicitation of Employees.  Until the expiration of the Restricted Period, Executive shall not, directly or indirectly, either on Executive’s own account or for any other person or entity: (a) employ, solicit, induce, advise, or otherwise convince, interfere with Company’s employment of, or offer employment to, any employee of Company; (b) employ or otherwise interfere with Company’s engagement with, or offer employment to, any consultant of Company; or (c) induce or attempt to induce any such employee or  consultant to breach their employment agreement or relationship or consulting agreement or relationship with Company; provided, however, that Executive shall not be in breach of this provision if any such employee or consultant, without inducement or solicitation by Executive, applies for employment at Executive’s subsequent employer in response to a general advertisement soliciting employment.

10.Reasonableness Of Restrictions; Remedies.  Executive has carefully read and considered the restrictive covenants set forth in Sections 7 – 9 hereof, and understands Executive’s obligations thereunder, the limitations such obligations will impose upon Executive after termination of Executive’s employment with Company, and that the Restricted Period extends for 12 months after the termination of Executive’s employment.  Executive has had full opportunity to review with Executive’s personal attorney this Agreement, including Sections 7 – 9, before executing the Agreement.  Executive agrees that, as a result of Executive’s position with Company, the length of the Restricted Period and each restriction set forth in Sections 7, 8 and 9 herein are (1) fair and reasonable, (2) reasonably required for the protection of the legitimate business interests and goodwill established by Company, and (3) not overly broad or unduly burdensome to Executive. Executive acknowledges that Executive’s compliance with Executive’s obligations and restrictive covenants set forth in this Agreement is necessary to protect the business and goodwill of Company. Executive agrees that Executive’s breach of Executive’s obligations and/or restrictive covenants under this Agreement may irreparably and continually damage Company, for which money damages may not be adequate.  Consequently, Executive agrees that in the event that Executive breaches or threatens to breach any of the covenants or agreements contained herein, Company shall be entitled to:  (a) seek injunctive relief to prevent or halt Executive from breaching this Agreement; and (b) money damages as determined appropriate by a court of competent jurisdiction.  Executive hereby agrees that injunctive relief may be granted by a court of competent jurisdiction without the necessity of Company to post bond, or if required to post bond, Executive agrees that the lowest amount permitted shall be adequate.  Nothing in this Agreement shall be construed to prohibit Company from pursuing any other remedy available or from seeking to enforce any restrictive covenants to a lesser extent than set forth herein.  The Parties agree that all remedies shall be cumulative.

11.No Prior Restrictions.  Executive hereby represents and warrants to Company that the execution, delivery, and performance by Executive of Executive’s duties under this Agreement do not violate any provision of any agreement or restrictive covenant which Executive has with any former employer or any other entity.  Executive further agrees to honor and inform Company of any and all post-employment obligations Executive has to any former employer or any other entity with which Executive has or had a business relationship.

12.Notices.  Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed email, confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in the case of Company, addressed to Company’s principal office marked attention to Company’s president, and in the case of Executive, addressed to Executive’s personal address as appearing in Company’s payroll records, and in each case to such other mail address, e-mail address, or facsimile number as may hereafter be furnished in writing by either Party to the other Party.  Such notice will be deemed to have been given as of the date it is hand delivered, emailed, faxed or three days after deposit in the U.S. mail.

13.Likeness.  Executive hereby grants to Company a license to use, without further compensation or approval from Executive, Executive’s name, image, portrait, voice, likeness and all other rights of publicity, or any derivative or modification thereto that Company may create, in any and all mediums, now known or hereafter developed, provided that such use is in relation to Company’s business and consistent with professional business standards, and does not disparage or denigrate Executive.  Provided, however, if written notice is provided to Company by Executive following termination of Executive’s employment requesting that Company cease using Executive’s likeness, Company has 30 days to cease using Executive’s likeness in the manner set forth in the notice.

14.Section 409A; Section 162(m).

A.This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable.  Notwithstanding anything in this Agreement to the contrary, if required by Section 409A of the Code, if Executive is considered a “specified employee” for purposes of Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid  in a lump sum payment within 10 days after the end of the six month period.  If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the day of Executive’s death.  The Parties agree that this Section 14 shall not be construed in a manner so as to accelerate any payments due under this Agreement.

B.All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code.  For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event may Executive, directly or indirectly, designate the calendar year of a payment.   All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code.

C.Executive agrees that if the stock of the Company becomes publicly traded, Executive will make any amendments to the Agreement that the Company deems necessary to allow performance-based compensation to qualify for the “qualified performance-based compensation” exception to Section 162(m) of the Code.

15.INDEMNIFICATION; LIABILITY INSURANCE. Company shall indemnify and hold Executive harmless to the fullest extent permitted by the laws of Company’s state of organization or incorporation in effect at the time against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from Executive’s performance of Executive’s duties and obligations with Company. Executive will be entitled to be covered, both during and, while potential liability exists, by any insurance policies the Employer may elect to maintain generally for the benefit of officers and directors of the Employer against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which Executive may be made a party by reason of being an officer or director of Company in the same amount and to the same extent as Company covers its other officers and directors.  These obligations shall survive the termination of Executive’s employment with Company.

16.General Provisions.

A.Successors and Assigns.  The rights and obligations under this Agreement shall survive the termination of Executive’s services to Company in any capacity and shall inure to the benefit and shall be binding upon Executive’s heirs and personal representatives.  Executive’s duties and obligations are personal in nature and Executive may not assign or delegate any duties under this Agreement without Company’s prior written approval.  Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Company would be required to perform if no such succession had taken place and Executive acknowledges that in such event the obligations of Executive hereunder will continue to apply in favor of the successor.  As used in this Agreement, “Company” shall mean Company and any such successor which assumes and agrees to perform the duties and obligations of Company under this Agreement by operation of law or otherwise.

B.Survival of Certain Terms. The terms, conditions and covenants set forth in this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment, including, without limitation, the restrictive covenants contained in Sections 7 – 9, shall survive the termination of this Agreement and Company’s employment of Executive hereunder, and the Parties shall remain bound by such terms, conditions and covenants.

C.Governing Law; Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the procedural and substantive laws of the State of Iowa, without regard to its conflicts of laws provisions.  The litigation of any disputes arising out of this Agreement shall take place in the appropriate federal or state court located in Johnson County, Iowa.  The parties, to the extent they can legally do so, hereby consent to service of process, and to be sued in the State of Iowa and consent to the exclusive jurisdiction of the courts of the State of Iowa and the United States District Court for the Southern District of Iowa, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of their obligations hereunder or with respect to the transactions contemplated hereby, and expressly waive any and all objections they may have to venue in such courts.  Notwithstanding the foregoing, should Executive refuse to comply with an order or judgment of such court, then Company may enforce this Agreement and the order or judgment of such court in any jurisdiction it deems appropriate.

D.Severability, Reform.  If any provision of this Agreement is determined to be void, invalid or unenforceable, the remainder shall be unaffected and shall be enforceable as if the void, invalid or unenforceable part was not a provision of the Agreement.

E.Entire Agreement.  This Agreement and its attached exhibits, which by this reference are hereby incorporated into and made a part of this Agreement as if set forth herein verbatim, contain the entire understanding of the parties to this Agreement and supersede and replace all former agreements or understandings, oral or written, between Company and Executive, including any offer letter sent to Executive, regarding the subject matter hereof.  Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

F.Modification and Waiver. This Agreement may not be amended except by a written instrument signed by both Parties which specifically refers to the particular provision or provisions being amended.  No provision of this Agreement may be waived except in a written instrument that specifically refers to the particular provision or provisions being waived and is signed by the Party against whom the waiver is being asserted.  No waiver by any Party of any right, power or privilege hereunder shall constitute a waiver of any other right, power or privilege hereunder, and no waiver by any party of any breach of a provision hereunder shall constitute a waiver of any other breach of that or any other provision of this Agreement.

G.Taxes; Withholding.  All compensation and benefits payable to Executive under this Agreement shall be subject to all income and other employment tax withholding and reporting required by federal, state or local law with respect to compensation, benefits and reimbursable expenses paid by a corporation to an employee.  Executive shall be responsible for all taxes applicable to amounts payable under this Agreement.

H.Assistance in Litigation.  Executive shall reasonably cooperate with Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of Company that relate to events or occurrences that transpired while Executive was employed by Company.  Executive’s cooperation in connection with such claims or actions shall include being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Company at mutually convenient times.  Executive also shall cooperate fully with Company in connection with any investigation or review by any federal, state or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired while Executive was employed by Company.  Notwithstanding anything to the contrary in this Section 16(H), unless otherwise mutually agreed between Executive and Company in writing and, for each day that Executive performs services under this Section 16(H) after the final payment by Company of any and all severance compensation due to Executive under Section 4(E)(1), Executive shall be reimbursed for his reasonable out-of-pocket expenses and Company shall pay Executive a per diem cash amount equal to 130% of Executive’s Base Salary rate on the Date of Termination.

I.Beneficiaries; References.  Executive shall be entitled to select (and change to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving Company written notice thereof.  In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.  Any reference to any gender in this Agreement shall include, where appropriate, the other gender.

J.Voluntary Agreement.  Each Party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel, and knowingly, voluntarily and without duress, agrees to all of the terms set forth in this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement.  Except as expressly set forth in this Agreement, neither the Parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein.  Without limiting the generality of the previous sentence, Company, its affiliates, advisors and/or attorneys have made no representation or warranty to Executive concerning the state or federal tax consequences to Executive regarding the transactions contemplated by this Agreement.

K.Effect of Headings.  Headings to sections and paragraphs of this Agreement are for reference only, and do not form a part of this Agreement, or effect the interpretation of this Agreement.

L.Counterparts.  This Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages, each of which shall for all purposes are deemed to be an original and all of which shall constitute on instrument.  All signatures of the parties transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

Signature Page

Of

Amended and Restated

Employment Agreement

In Witness Whereof, Company has caused this Agreement to be duly executed and delivered by its duly authorized officer, and Executive has duly executed and delivered this Agreement, as of the date first written on page 1 of this Agreement.

KemPharm, Inc. (“Company”):	R. LaDuane Clifton (“Executive”):

By:	/s/ Travis Mickle	/s/ R. LaDuane Clifton
Travis Mickle President and Chief Executive Officer

     Exhibit A

List of Outside Business Activities

Description:  Financial management consulting services

Party:  The LGL Group, Inc.

Duration:  Expected to continue through September 2015

Comments:  Work expected to be performed primarily after hours and in a manner that does not interfere with priorities for KemPharm. Executive will not sign any SEC reports on behalf of LGL Group, Inc. after April 1, 2015.

Exhibit B

Form of Release of Claims

Separation of Employment Agreement and General Release

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this ___ day of __________, ____, by and between R. LaDuane Clifton (“Executive”) and KemPharm, Inc. (the “Company”).

WHEREAS, Executive is employed by Company as Chief Financial Officer;

WHEREAS, Executive and Company entered into an Employment Agreement, dated June 25, 2015, (the “Employment Agreement”) which provides for certain benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Employment Agreement;

WHEREAS, Executive’s employment with Company will terminate effective __________________ (the “Termination Date”); and

WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and Company as follows:

1. Executive, for and in consideration of the commitments of Company as set forth in paragraph 6 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE Company, its stockholders, its present and past affiliates, subsidiaries and parents, their respective officers, directors, investors, employees, and agents, and their respective predecessors, successors and assigns, heirs, executors, and administrators (collectively, “Releasees”), subject to the exceptions of Section 2 of the Agreement, from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of time to the date of this Agreement, to the extent arising from or relating in any way to Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and/or the termination of that employment relationship, including, but not limited to, (i) any claims for monetary damages arising under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act; (ii) any and all claims arising under the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, as amended; (iii) any and all claims arising under any applicable state and local fair employment practice laws and wage and hour laws; (iv) any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized; and (v) any claims for attorneys’ fees and costs.

2.The foregoing shall in no event apply to (i) enforcement by Executive of Executive’s rights under this Agreement, (ii) Executive’s rights as a stockholder in Company or any of its affiliates, (iii) Executive’s rights to indemnifications under any separate contract or insurance policy, (iv) Executive’s right to seek unemployment insurance benefits, (v) Executive’s right to seek workers’ compensation benefits, (vi) any rights Executive has to indemnification for service as an officer of Company, or (vii) any claims that, as a matter of applicable law, are not waivable.  This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

Executive and Company agree that nothing in this Agreement prevents or prohibits Executive from (i) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; (ii) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act, (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange

Commission or any self-regulatory organization or (iv) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA.  To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, Executive agrees to give prompt written notice to Company so as to permit Company to protect its interests in confidentiality to the fullest extent possible.  To the fullest extent provided by law, Executive acknowledges and agrees, however, Executive is waiving any right to recover monetary damages in connection with any such charge, action, investigation or proceeding.  To the extent Executive receives any monetary relief in connection with any such charge, action, investigation or proceeding, Company will be entitled to an offset for the benefits made pursuant to this Agreement, to the fullest extent provided by law.

Executive and Company further agree that the Equal Employment Opportunity Commission (“EEOC”) and comparable state or local agencies have the authority to carry out their statutory duties by investigating charges, issuing determinations, and filing lawsuits in Federal or state court in their own name, or taking any action authorized by the EEOC or comparable state or local agencies.  Executive retains the right to participate in any such action and to seek any appropriate non-monetary relief.  Executive retains the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by Executive or in response to the government and such right is not limited by any non-disparagement claims.  Executive and Company agree that communication with employees plays a critical role in the EEOC’s enforcement process because employees inform the agency of employer practices that might violate the law.  For this reason, the right to communicate with the EEOC is a right that is protected by federal law and this Agreement does not prohibit or interfere with those rights.  Notwithstanding the foregoing, Executive agrees to waive Executive’s right to recover monetary damages in any charge, complaint or lawsuit filed by Executive or by anyone else on Executive’s behalf.

3. In consideration of Executive’s agreement to comply with the covenants described in Section 7-9 of the Employment Agreement, Company agrees as set forth in paragraph 6 herein.

4.Executive further agrees and recognizes that Executive has permanently and irrevocably severed Executive’s employment relationship with Company, that Executive shall not seek employment with Company or any affiliated entity at any time in the future, and that neither Company nor any affiliate has any obligation to employ Executive in the future.

5. Executive agrees that Executive will not disparage or subvert Company or the Releasees, or make any statement reflecting negatively on Company or the Releasees, including, but not limited to, any matters relating to the operation or management of Company, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement.

6. In consideration for Executive’s agreement as set forth herein, Company agrees to pay and provide Executive with the severance benefits described in Section 4(E)(1) of Executive’s Employment Agreement.  Executive agrees that Executive is not entitled to any payments, benefits, severance payments or other compensation beyond that expressly provided in Section 4(E)(1) of Executive’s Employment Agreement and the Accrued Benefits (as defined in Section 4(B) of the Employment Agreement).

7.Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement.  Executive acknowledges that if Executive had not executed this Agreement containing a release of all claims against Company and the Releasees, Executive would only have been entitled to the payments provided in Company’s standard severance pay plan for employees.

8. Executive acknowledges and agrees that Company previously has satisfied any and all obligations owed to Executive under any employment agreement or offer letter Executive has with Company or a Releasee and, further, that this Agreement supersedes any and all prior agreements or understandings, whether written or oral, between the parties, excluding only Executive’s and Company’s post-termination obligations under Executive’s Employment Agreement, Executive’s rights under any outstanding equity grants in accordance with the terms of the applicable grant agreements, any obligations relating to the securities of Company or any of its affiliates and Company’s obligations under Section 4(E)(1) of Executive’s Employment Agreement and to pay or provide the Accrued Benefits (as defined in Section 4(B) of the Employment Agreement), all of which shall remain in full force and effect to the extent not inconsistent with this Agreement, and further, that, except as set forth expressly herein, no promises or representations have been made to Executive in connection with the termination of Executive’s Employment Agreement or the terms of this Agreement.

9. Except as may be necessary to obtain approval or authorization to fulfill Executive’s or its obligations hereunder or as required by applicable law and subject to the exceptions of Section 2 of the Agreement, (a) Executive agrees not to disclose the terms of this Agreement to anyone, except Executive’s spouse, attorney and, as necessary, tax/financial advisor, and (b) Company agrees that the terms of this Agreement will not be disclosed.  It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

10. Executive represents that Executive does not presently have in Executive’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by Company and/or its predecessors, parents, subsidiaries or affiliates or obtained as a result of Executive’s  employment with Company and/or its predecessors, parents, subsidiaries or affiliates, or created by Executive while employed by or rendering services to Company and/or its predecessors, parents, subsidiaries or affiliates.  Executive acknowledges that all such Corporate Records are the property of Company.  In addition, Executive shall promptly return in good condition any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops and computers.  As of the Termination Date, Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

11.Subject to the exceptions of Section 2 of the Agreement, Executive expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims.  Executive acknowledges the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in Executive’s favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor.

12. The parties agree and acknowledge that the agreements by Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

13. Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach.  Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages.

14. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Iowa.

15. Executive certifies and acknowledges as follows:

(a) That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE Company and each of the Releasees from any legal action arising out of Executive’s employment relationship with Company and the termination of that employment relationship;

(b) That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to Executive and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;

(c) That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d) That Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(e) That Company has provided Executive with a period of [twenty-one (21)] or [forty-five (45)] days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Separation of Employment Agreement and General Release is satisfactory to Executive; and

[Note:  The applicable time period will depend on whether the termination is part of a reduction in force (45 days) or not (21 days).  In addition, if the termination is in connection with a reduction in force, certain disclosures will need to be made to Executive to comply with the requirements of the ADEA if Executive is at least age 40.]

(f) Executive acknowledges that this Agreement may be revoked by Executive within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period.  In the event of a timely revocation by Executive, this Agreement will be deemed null and void and Company will have no obligations hereunder.  Revocation may be achieved only by delivering a letter to [NAME, TITLE, ADDRESS], clearly evidencing a decision to revoke within the seven day revocation period.

Intending to be legally bound hereby, Executive and Company executed the foregoing Separation of Employment Agreement and General Release this ______ day of _______, ____.

______________________________	Witness:________________________

KemPharm, Inc.

By:___________________________	Witness:________________________

Name:

Title: